EXHIBIT 99.1

Riot Blockchain Acquires ESS Metron

Riot’s position as a vertically-integrated industry leader in Bitcoin mining significantly enhanced via the acquisition of ESS Metron, a premier provider of highly-engineered electrical equipment solutions

CASTLE ROCK, CO. / Globe Newswire / December 1, 2021 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot”, “Riot Blockchain” or the “Company") today announced that it has acquired Ferrie Franzmann Industries, LLC (d/b/a ESS Metron) (“ESS Metron”). The total consideration payable in the transaction is valued at approximately $50 million, consisting of up to 715,413 shares of Riot common stock and $25 million in cash, funded with cash on the balance sheet.

•	ESS Metron is a leader with over sixty years of experience in designing and producing highly engineered electrical equipment solutions, many of which are mission-critical to successfully deploying Bitcoin mining operations at scale.
•	Acquisition assists in ensuring Riot’s timely miner installations by de-risking procurement of mission-critical infrastructure.
•	Acquisition enhances Riot’s competitive position across the electrical supply chain, as ESS Metron is also a leading supplier to numerous third-party clients.
•	Transaction valued at approximately $50 million, $25 million payable in cash, and remainder in issuance of up to 715,413 shares of Riot’s common stock.

The acquisition of ESS Metron, currently a key supplier to Riot’s Whinstone facility, is highly complementary to Riot and its ongoing infrastructure expansion to 700 MW. ESS Metron provides highly engineered, custom product offerings mission-critical to Bitcoin mining infrastructure and significantly improves Riot’s ability to improve its internal engineering capabilities. ESS Metron’s engineering proficiency has been a critical component in developing Riot’s customized immersion-cooling technology for its previously announced 200 MW immersion-cooling expansion project.

“The successful acquisition of ESS Metron marks yet another milestone in establishing Riot as a leader in Bitcoin mining,” said Jason Les, CEO of Riot. “Riot’s strategic position across the electrical supply chain is significantly enhanced as the Company will benefit from ESS Metron’s existing relationships with leading electrical suppliers globally. In addition, Riot will continue its fast-tracked expansion project as the Company benefits from internalizing ESS Metron’s engineering and industry expertise. We are thrilled to welcome the talented ESS Metron team to the Riot family and look forward to growing our future together.”

“We are excited to continue the growth of ESS Metron’s business by joining Riot Blockchain,” said Stephen Howell, newly promoted CEO of ESS Metron. “We look forward to continuing to provide best-in-class service to our growing customer base and actively collaborating with Riot in its ongoing expansion efforts.”

ESS Metron is expected to continue to operate as an independent subsidiary of Riot, with the entire employee team being retained. Riot and ESS Metron look forward to continuing the long-term relationships built over decades with ESS Metron’s customers and suppliers. ESS Metron is based in Denver, Colorado, operating from facilities totaling approximately 121,000 square feet. The facilities are subject to long-term lease agreements.

XMS Capital Partners, LLC served as an exclusive financial advisor and Sidley Austin LLP served as legal advisor to Riot. Davis Graham & Stubbs LLP served as legal advisor to ESS Metron.

About Riot Blockchain, Inc.

Riot Blockchain, Inc., (NASDAQ: RIOT) focuses on mining Bitcoin, and through Whinstone, its subsidiary, hosting Bitcoin mining equipment for institutional clients. The Company is expanding and upgrading its mining operations through industrial-scale infrastructure development and latest-generation miner procurement. Riot’s headquarters is located in Castle Rock, Colorado, and the Whinstone facility operates out of Rockdale, Texas. The Company also has mining equipment operating in upstate New York under a co-location hosting agreement with Coinmint, LLC. For more information, visit www.riotblockchain.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements due to various risks and uncertainties. These forward-looking statements may include, but are not limited to, statements about the benefits of acquisitions, including financial and operating results, and the Company’s plans, objectives, expectations, and intentions.  Among the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements include, but are not limited to: unaudited estimates of BTC production; our future hash rate growth (EH/s); our expected schedule of new miner deliveries; our ability to successfully deploy new miners; MW capacity under development;  the integration of acquired businesses may not be successful, or such integration may take longer or be more difficult, time-consuming or costly to accomplish than anticipated; failure to otherwise realize anticipated efficiencies and strategic and financial benefits from acquisitions; and the impact of COVID-19 on us, our customers, or on our suppliers in connection with our estimated timelines. Detailed information regarding other factors that may cause actual results to differ materially from those expressed or implied by statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our other filings with the SEC, including, but not limited to the additional risk factors set forth in the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2021, copies of which may be obtained from the SEC’s website at www.sec.gov.  All forward-looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

For further information, please contact:

Riot Blockchain, Inc.
Media Contact:
Trystine Payfer
PR@RiotBlockchain.com

Investor Contact:
Phil McPherson
IR@RiotBlockchain.com
303-794-2000 ext. 110
SOURCE: Riot Blockchain, Inc.